Exhibit 10.1

Executive Officer	Prior Base Salary	Approved Base Salary
Caren L. Mason President and Chief Executive Officer	$415,000.00	$425,000.00
Mark E. Paiz Chief Operating Officer	$310,000.00	$320,000.00
Paul E. Landers Senior Vice President, Finance & Administration, Chief Financial Officer and Secretary	$254,560.00	$265,000.00
Thomas J. Foley Chief Technology Officer	$250,000.00	$254,000.00